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                                                                   Exhibit 5.1

                                        November 13, 1996


Digital Systems International, Inc.
6464 185th Avenue N.E.
Redmond, WA 98052-6736


Gentlemen:

        We have acted as counsel to you in connection with the proceedings for the authorization and issuance by Digital Systems International, Inc. (the "Company") of up to 300,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") and the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the Shares.

        We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

        (a) the filing and effectiveness of the Registration Statement and any amendments thereto,

        (b) due execution by the Company and registration by its registrar of the Shares,

        (c) the offering and sale of the Shares as contemplated by the Registration Statement, and

        (d) receipt by the Company of the consideration required for the Shares,

the Shares will be duly authorized, validly issued, fully paid and nonassessable.